Exhibit 99.1
ARROW ELECTRONICS ELECTS RICHARD S. HILL
TO ITS BOARD OF DIRECTORS
FOR IMMEDIATE RELEASE
MELVILLE, NEW YORK — February 28, 2006 — Arrow Electronics, Inc. (NYSE:ARW) today announced that Richard S. Hill, 53, has joined its Board of Directors. Mr. Hill will bring the number of independent directors on Arrow’s ten-person Board to nine, continuing Arrow’s commitment to maintaining a substantial majority of independent directors. Mr. Hill will also serve on the board’s fully independent Audit and Corporate Governance Committees.
“We are delighted to welcome Mr. Hill to our board,” stated William E. Mitchell, President and Chief Executive Officer of Arrow. “His extensive global and broad industry experience makes him a valuable addition to our Board and its committees.”
Mr. Hill is Chief Executive Officer and Chairman of Novellus Systems, Inc., which manufactures, markets and services advanced deposition, surface preparation and chemical mechanical planarization equipment for today’s advanced integrated circuits. Mr. Hill was named Chief Executive Officer in 1993, and was appointed Chairman of the Board in 1996. Before joining Novellus, Mr. Hill spent 12 years at Tektronix, Inc. where he held the positions of President, Tektronix Development Company; Vice President of the Test & Measurement Group; and President of Tektronix Components Corporation. Prior to joining Tektronix, Mr. Hill held engineering and management positions at General Electric, Motorola and Hughes Aircraft Company. Mr. Hill holds a bachelor’s degree in engineering from the University of Illinois and a master’s degree in business administration from Syracuse University. He is also a member of the Board of Directors of Agere Systems and the University of Illinois Foundation.
Arrow Electronics is a major global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for nearly 600 suppliers and more than 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of over 270 locations in 53 countries and territories.
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Contacts:	Ira M. Birns
Vice President and Treasurer
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Paul J. Reilly
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